EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

	State or Other
	Jurisdiction of	Percentage
	Incorporation	Ownership
Parent

Kentucky First Federal Bancorp	United States	N/A

Subsidiaries (1)

First Federal Savings and Loan Association of Hazard	United States	100%

Frankfort First Bancorp, Inc.	Delaware	100%

First Federal Savings Bank of Frankfort (2)	United States	100%

(1)	The assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements contained in the Annual Report to Stockholders attached hereto as Exhibit 13.

(2)	Wholly owned subsidiary of Frankfort First Bancorp, Inc.